UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 7, 2018

JELD-WEN HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38000	93-1273278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2645 Silver Crescent Drive Charlotte, North Carolina	28273
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code: (704) 378-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2018, JELD-WEN Holding, Inc. (the “Company”) issued a press release announcing the appointment of Gary S. Michel as president and chief executive officer of the Company. He is expected to begin his service on June 18, 2018 and will be appointed to the Company’s board of directors as a Class I director at that time as well.

Mr. Michel, age 56, has been the president and chief executive officer of the Home and Building Technologies strategic business group of Honeywell International, Inc., a diversified technology and manufacturing company, since October 2017. Prior to that, he spent 32 years at Ingersoll Rand, a global diversified industrial manufacturing company, most recently as senior vice president and president (from 2011 to 2017) of its residential heating, ventilation and air conditioning business and as a member of Ingersoll Rand’s enterprise leadership team. From 2014 to 2017, Mr. Michel also led the sales excellence initiative as well as serving as a co-lead of the company’s enterprise sustainability efforts. He began his career there as an application engineer and held various product, sales and business management roles before moving into a series of leadership positions across various geographic and market segments. The Board determined to add Mr. Michel to the Board of Directors in light of his board experience and extensive background in management, engineering and global sales.

Mr. Michel holds a B.S. in mechanical engineering from Virginia Tech and an M.B.A. from the University of Phoenix. He has served as a member of the Board of Directors of Cooper Tire & Rubber Company since 2015.

The Company intends to enter into an employment agreement with Mr. Michel containing typical non-competition and termination provisions and his compensation will include the following:

•	a base salary of $825,000 per year;

•
participation in the Company’s management incentive plan with a target incentive award of 100% of his base salary, on the same terms and conditions as the other executives of the Company participating in such plan, which for 2018 will be subject to a minimum payment of 50% of the annual target value;

•
participation in the employee retirement, savings and welfare benefit plans and programs made available to the Company’s executive officers on terms no less favorable than those applicable to other senior executive officers;

•	limited personal access to the Company’s aircraft;

•
a sign-on award of $800,000 in partial consideration for benefits forfeited at his prior employer, which would be forfeited if he voluntarily left the Company within two years following his start date or were terminated for cause during that period;

•
an award of restricted stock units pursuant to the Company’s 2017 Omnibus Equity Plan, as amended (the “Plan”), with a fair market value of $3,000,000 based on the closing price of the Company’s common stock on his start date, which will be scheduled to vest ratably over three years;

•
an award of stock options pursuant to the Plan with a Black-Scholes value of $2,000,000 based on the closing price of the Company’s common stock on his start date and an exercise price equal to such closing price, which will be scheduled to vest ratably over three years and expire on the tenth anniversary of their grant; and

•
an award of performance stock units (“PSUs”) pursuant to the Plan with a fair market value of $2,000,000 based on the closing price of the Company’s common stock on his start date, which will be scheduled to vest on the third anniversary of the date of the grant and subject to the same performance criteria as the PSUs awarded to the Company’s other executives earlier this year.

In connection with the commencement of Mr. Michel’s employment, the consulting services agreement under which Kirk Hachigian currently serves as interim CEO, filed as Exhibit 10.1 to the Company’s report on Form 10-Q filed on May 9, 2018, will terminate.

Item 8.01.   Other Events.
On June 1, 2018, the Company issued a press release relating to the matters described under Item 5.02.  The press release is incorporated herein by reference to Exhibit 99.1 filed herewith.
Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release issued by JELD-WEN Holding, Inc. dated June 1, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2018		JELD-WEN HOLDING, INC.

	By:	/s/ Laura W. Doerre
Laura W. Doerre
Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by JELD-WEN Holding, Inc. dated June 1, 2018